Exhibit 99.1
CENDANT ISSUES RE-FORMATTED PROJECTIONS
CONSISTENT WITH ITS NEW SEGMENT REPORTING
STRUCTURE

New York, April 6, 2005 - Cendant Corporation (NYSE: CD) today issued re-formatted projections for its reportable operating segments consistent with its new financial reporting structure announced on March 14, 2005. Under this new reporting structure, effective with the first quarter 2005, the Company will have five reportable operating segments within its three divisions of Real Estate, Travel Content and Travel Distribution. The Real Estate Services and Travel Distribution Services segments will each continue to be individual reportable operating segments. The Travel Content division will be divided into three reportable operating segments: Hospitality Services, Timeshare Resorts and Vehicle Rental. The businesses included in each of these five reportable operating segments are set forth below:

Real Estate
•
Real Estate Services - Includes the Company’s real estate franchise brands, brokerage operations, relocation services, settlement services and, subsequent to January 31, 2005, the mortgage origination venture with PHH Corporation.

Travel Content
•	Hospitality Services - Includes the Company’s franchised lodging brands, timeshare exchange business and vacation rental businesses.

•	Timeshare Resorts - Includes the Company’s timeshare sales and development businesses.

•	Vehicle Rental - Includes the Company’s car and truck rental businesses.

Travel Distribution
•	Travel Distribution Services - Includes electronic global distribution services for the travel industry, corporate and consumer online travel services and travel agency services.

In addition, because the Company’s former mortgage unit will not be reported as a discontinued operation, the Company will continue to report the results of this unit prior to its spin-off on January 31, 2005 as a separate reportable operating segment, Mortgage Operations.

Separately, the Company reported that, pursuant to the recently enacted American Jobs Creation Act, it plans to repatriate approximately $555 million of foreign earnings and profits, which it will use for domestic investment purposes. The net impact of increased taxes on these repatriated earnings and profits, offset by other foreign tax planning activities, is expected to reduce full year 2005 EPS from Continuing Operations by approximately $0.01 per share. The Company expects that it will fund the cash repatriation through borrowings under its revolving credit agreement and international cash balances.

In addition, the Company has updated its quarterly EPS projections to reflect stronger than expected first quarter results, changes in its income tax expense, and changes in the seasonality of its businesses as a result of asset dispositions and recent acquisitions. The revised projections are set forth below:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2005 EPS from Continuing Operations before Transaction Related Charges	$0.24 - $0.25	$0.34 - $0.36	$0.47 - $0.50	$0.29 - $0.32	$1.34 - $1.42
2005 Transaction Related Charges	($0.20)		-	-	($0.20)
2005 EPS from Continuing Operations	$0.04 - $0.05	$0.34 - $0.36	$0.47 - $0.50	$0.29 - $0.32	$1.14 - $1.22
2006 EPS from Continuing Operations					$1.62 - $1.72

Previously disclosed transaction related charges included in the table above reflect a non-cash impairment charge in connection with the spin-off of PHH, which is approximately $0.17 per share, and an estimated $0.03 per share charge related to restructuring activities undertaken following the PHH spin-off and the initial public offering of Wright Express.

The Company’s restructuring charge primarily includes severance costs related to the recently announced management reorganization and severance and other expenses related to various office and call center consolidations across the Company. The restructuring charges are expected to be recorded as follows:

(in millions)
Corporate	$23
Travel Distribution	14
Vehicle Rental	8
Real Estate Services	5
Hospitality Services	4
Timeshare Resorts	1
Total	$55

These charges are reflected in the Company’s EBITDA projections set forth below.

The Company also continues to expect to generate over $3 billion of Net Cash Provided by Operating Activities and almost $2 billion of Free Cash Flow in 2005. However, as a result of the recent divestitures and accompanying shift in business mix more toward travel, the seasonality of the Company’s free cash flow is expected to shift, with the substantial majority of free cash flow being generated in the second through fourth quarters. The following is a reconciliation of 2005 projected Free Cash Flow to projected Net Cash Provided by Operating Activities:

(in millions)
Free Cash Flow	$1,800 - 2,000
Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities
Investing activities of management and mortgage programs	800 - 1,000
Capital expenditures	450 - 500
Net Cash Provided by Operating Activities	$3,050 - 3,500

The Company announced the following detailed financial projections for full year 2005 with respect to its new reportable operating segment structure:

(in millions)	Full Year 2004 Actual	Full Year 2005 Projected (a)
Revenue
Real Estate Services	$6,552	$6,925 - 7,125
Hospitality Services	1,340	1,500 - 1,575
Timeshare Resorts	1,544	1,650 - 1,725
Vehicle Rental	4,424	4,750 - 5,000
Total Travel Content	7,308	7,900 - 8,300
Travel Distribution Services	1,788	2,700 - 2,800
Total Travel	9,096	10,600 - 11,100
Total Core Operating Segments	15,648	17,625 - 18,125
Mortgage Operations (b)	700	46
Corporate and Other	56	4 - 54
Total Company	$16,404	$17,675 - 18,225
EBITDA (c)
Real Estate Services	$1,131	$1,125 - 1,175
Hospitality Services	460	485 - 510
Timeshare Resorts	254	265 - 290
Vehicle Rental	467	475 - 525
Total Travel Content	1,181	1,225 - 1,325
Travel Distribution Services	466	640 - 690
Total Travel	1,647	1,865 - 2,015
Total Core Operating Segments	2,778	3,055 - 3,130
Mortgage Operations (b) (d)	97	(180)
Corporate and Other	(66)	(140-110)
Depreciation and amortization (e)	(483)	(580 - 550)
Amortization of pendings/listings	(16)	(25 - 15)
Interest expense, net (e) (f)	(263)	(190 - 170)
Pretax income (c) (d)	$2,047	$1,940 - 2,105
Provision for income taxes	(674)	(720 - 780)

Minority interest	(8)	(5 - 10)
Income from continuing operations (c) (d)	$1,365	$1,215 - 1,315
Diluted weighted average shares outstanding (g)	1,064	1,080 - 1,065

(a)	Projections do not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.
(b)	Reflects the results of the Company’s mortgage unit for the full year in 2004 but only for the month of January in 2005, due to the spin-off of PHH Corporation on January 31, 2005.
(c)	Includes approximately $55 million of pretax charges related to restructuring activities undertaken following the PHH spin-off and Wright Express IPO.
(d)	2005 includes the previously disclosed non-cash impairment charge recorded in connection with the spin-off of PHH of approximately $180 million.
(e)
Depreciation and amortization excludes amounts related to our assets under management and mortgage programs, and interest expense excludes amounts related to our debt under management and mortgage programs, both of which are already reflected in EBITDA.

(f)	2005 interest expense includes the reversal of $73 million of accrued interest in the first quarter related to the CUC related litigation settlement.
(g)
Diluted weighted average shares outstanding is expected to increase modestly in 2005 due primarily to the full-year impact of the settlement of the Upper DECS securities in August 2004, which resulted in the issuance of approximately 38 million shares of Cendant common stock. Our diluted shares outstanding at March 31, 2005 are expected to be modestly lower than at December 31, 2004 and continue to decrease throughout the year due to share repurchases. Diluted shares outstanding may be influenced by factors outside of the Company’s control, including Cendant’s stock price.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.

Statements about future results made in this release, including the projections and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-K for the year ended December 31, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

In this press release we refer to Free Cash Flow, which is considered a "non-GAAP financial measure" under SEC regulations. Free Cash Flow is useful to the Company's management and investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

Media Contacts:	Investor Contacts:
Elliot Bloom 212-413-1832	Sam Levenson 212-413-1834

Kelli Segal 212-413-1871	Henry A. Diamond 212-413-1920